Exhibit 10.40
ETHANOL MARKETING CONTRACT
THIS AGREEMENT is entered into by and among Eco-Energy, Inc. (hereinafter “ECO”) a Tennessee Corporation with its main office located at 730 Cool Springs Blvd, Suite 130, Franklin, Tennessee 37067, and FIRST UNITED ETHANOL, LLC at 2 West Broad Street, Camilla, GA 31730.
RECITALS:
A.	FIRST UNITED ETHANOL, LLC, who is developing an ethanol plant facility which expects to produce approximately 110 million gallons per year of denatured ethanol located in Camilla, Georgia that desires to establish an output-marketing contract.

B.	ECO is a reseller in ethanol and is experienced in the marketing and transportation of such ethanol, and is desires to agree to purchase the entire ethanol output of the plant.
NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:
1.	ECO Services ECO shall, during the term hereof, purchase the entire output of ethanol and to provide certain transportation services to FIRST UNITED ETHANOL, LLC (the “ECO Program”). The ECO services to be provided are set forth in Sections 2 and 3 and the exhibits attached hereto which are referred to therein.

2.	ECO Take or Pay Ethanol Purchases FIRST UNITED ETHANOL, LLC agrees to sell to ECO, and ECO agrees to purchase from FIRST UNITED ETHANOL, LLC 100% of the production of ethanol during the term of the contract. Each potential ECO purchase will be presented to the FIRST UNITED ETHANOL, LLC representative by ECO for verbal approval. Upon such verbal approval and purchase, a confirmation of the purchase contract will be submitted to FIRST UNITED ETHANOL, LLC, by ECO, encompassing the details of each purchase.

3.	ECO Transportation Services ECO agrees to provide the transportation services set forth in Exhibit B.

4.	Fees FIRST UNITED ETHANOL, LLC shall pay a fee for services of ECO and materials provided hereunder of $.01 per net gallon of ethanol purchased for rail cars by ECO and $.012 per net gallon of ethanol purchased for outbound trucks by ECO during the term of the contract. Such fees shall be payable monthly on actual gallons shipped from the prior month. Payment from FIRST UNITED ETHANOL, LLC shall be subtracted from ECO’s first weekly wire payment of the following month for ethanol purchases.

5.	FIRST UNITED ETHANOL, LLC Representative FIRST UNITED ETHANOL, LLC shall designate one or more persons who shall be authorized and directed to receive services hereunder and to make all merchandising, purchasing and sales decisions for FIRST UNITED ETHANOL, LLC. All directions, transactions and authorizations given by such representative to ECO shall be binding upon FIRST UNITED ETHANOL, LLC. ECO shall be entitled to rely on the authorization of such persons until it receives written notification from FIRST UNITED ETHANOL, LLC that such authorization has been revoked. The terms of such purchase orders shall be consistent with the provisions of Exhibit A and may include, but shall not necessarily be limited to, price, volume, delivery schedule, and shipping instructions.

6.	Swaps and Exchanges ECO shall provide 50% of entitled swaps and exchanges to FIRST UNITED ETHANOL, LLC. Entitlement is defined by the additional profits created during swaps and exchanges, which occur prior to delivery. The value of these swaps and exchanges shall be expressed in the form of a net differential. Documentation of all swaps and exchanges will be made in the form of a quarterly report. This report shall be generated and payment submitted to FIRST UNITED ETHANOL, LLC by the final business day of the month following the end of the calendar quarter.
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7.	ECO Limitations
(a)	ECO assumes no responsibility for the completion or performance of any contracts between FIRST UNITED ETHANOL, LLC and FIRST UNITED ETHANOL, LLC’s customers and suppliers, and FIRST UNITED ETHANOL, LLC agrees they shall not bring any action or make any claim against ECO based on any act, omission or claim of any of FIRST UNITED ETHANOL, LLC’s customers or suppliers.

(b)	FIRST UNITED ETHANOL, LLC is responsible to cover all non-deliveries of any product that is contracted between ECO and FIRST UNITED ETHANOL, LLC in a timely manner in order to stay within the time parameters of the contract. ECO will assist in procuring product from other suppliers to cover these non-deliveries.

(c)	If any party terminates this agreement for any reason, both parties will be responsible to complete any existing contracts.
8.	Separability and Non-liability The services, contracts and relationships between FIRST UNITED ETHANOL, LLC and ECO are independent and separable.

9.	Confidentiality Agreement The parties agree, to the extent permitted by law, to preserve and protect the confidentiality of the Agreement. Both parties recognize that federal or state law may require the filing of the Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of the Agreement to affiliates, consultants, or contractors performing work on, or related to, the subject matter of the Agreement. Buyer and Seller agree to allow the submission of the Agreement to affiliates, consultants, or contractors if such affiliates, consultants, or contractors agree to protect the confidentiality of the Agreement. In the event either party is of the opinion that applicable law requires it to file the Agreement with, or to disclose information related to the Agreement (other than information required by laws and regulations in effect as of the date hereof to be furnished in periodic reports to governmental authorities) to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing prior to the disclosure or filing of the Agreement.

10.	Public Disclosure Any public announcements concerning the transaction contemplated by this letter shall be approved in advance by ECO and FIRST UNITED ETHANOL, LLC, except for disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure to the other party prior to its public release.

11.	Solicitation FIRST UNITED ETHANOL, LLC agrees not to contact or interfere with, solicit, disrupt or attempt to disrupt relationships, contractual or otherwise, between Eco and any of its’ customers, employees or vendors.

12.	Terms and Termination
(a)	The initial term of this Agreement shall commence on the first day of ethanol production and shall continue until the October following two (2) years full years of production. This contract will automatically renew for an additional term of two (2) years unless FIRST UNITED ETHANOL, LLC gives written notice at least four (4) months prior to the end of the initial term.
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(b)	This agreement may be terminated by FIRST UNITED ETHANOL, LLC as to ECO in the event of material breach of any of the material terms hereof by such other party, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. This agreement may be terminated by ECO as to FIRST UNITED ETHANOL, LLC in the event of material breach of any of the material terms hereof by FIRST UNITED ETHANOL, LLC, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. Any material breach by FIRST UNITED ETHANOL, LLC as to ECO or by ECO as to FIRST UNITED ETHANOL, LLC that cannot be resolved within 15 days, both parties may mutually agree in writing to the length of time needed to resolve the material breach.

(c)	This Agreement may also be terminated between either party by the mutual consent of both parties on such terms as the parties may agree.

(d)	In addition to any other method of terminating this Agreement, ECO may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the 30th day following the giving of notice of intent to terminate.
13.	Licenses, Bonds, and Insurance Each party represents that it now has and will maintain in full force and effect during the term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds and insurance in accordance with applicable state or federal laws and regulations.

14.	Limitation of Liability EACH PARTY UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS.

15.	Disclaimer FIRST UNITED ETHANOL, LLC understands and agrees that ECO makes no warranty respecting legal or regulatory requirements and risks. FIRST UNITED ETHANOL, LLC shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to FIRST UNITED ETHANOL, LLC business.

16.	Indemnity The Parties agree that they shall absolve, release and refrain from seeking remedies against each other and their officers, agents, employees, subcontractors and insurers for any and all losses, claims, damages, costs, suits and liabilities for damage, deterioration of quality, shrinkage in quantity, loss of grade or loss of Ethanol resulting from the inherent nature of transfer operations and the inherent nature of Ethanol provided that this in no way shall relieve the parties for their own negligence, willful misconduct or theft. Each party to this contract shall indemnify, defend and hold the other harmless from claims, demands and causes of action asserted against the other by any person (including without limitation employees of either party) for personal injury or death, or for loss of or damage to property resulting from the willful or negligent acts or omissions of the indemnifying party. Where personal injury, death or loss of
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or damage to property is the result of the joint negligence or misconduct or the Parties hereto, the Parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.

17.	Nature of Relationship ECO is an independent contractor providing services to FIRST UNITED ETHANOL, LLC. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance.

18.	Notices Any notices permitted or required hereunder shall be in writing, signed by an officer duly authorized of the party giving such notice, and shall either be hand delivered or mailed. If mailed, notice shall be sent by certified, first class, return receipt requested, mail to the address shown above, or any other address subsequently specified by notice from one party to the other.

19.	Compliance With Governmental Controls To the extent applicable, the parties agree to comply with all laws, ordinances, rules, codes, regulations and lawful orders of any federal, state or local government authority applicable to the performance of the Agreement, including, without limitation, those pertaining to the environment, safety, health, social security, old age pension, wage hour laws, unemployment compensation, non-discrimination on the basis of race, religion, color, sex or national origin and affirmative action.

20.	New Or Changed Regulations The parties enter the Agreement in reliance upon the laws, rules, regulations, interpretations, decrees, agreements, and concessions of, and arrangements (hereafter called “Regulations”) with governments or governmental instrumentalities in effect on the date of the Agreement with respect to or directly or indirectly affecting the ethanol to be delivered, including without limitation, production, gathering, manufacturing, transportation, sale and delivery thereof insofar as said Regulations affect ECO and their customers. In the event that at any time subsequent to the date of the Agreement, any of said Regulations are changed or new Regulations are promulgated whether by law, decree, interpretation or regulation, or by response to the insistence or request of any governmental authority or person purporting to act therefore, and the effect of such changed or new Regulation (a) is or will not be covered by any other provisions of the Agreement, or (b) has or will have an adverse economic effect upon the parties to this Agreement or the suppliers or customers of said parties, the parties shall have the option to request renegotiation of the prices and other pertinent terms provided for in the Agreement and their respective effective dates. Said option may be exercised by ECO at any time after such changed or new Regulation is promulgated by giving notice of the exercise of its option to renegotiate prior to the time of delivery of ethanol or any part thereof. Such notice shall contain the new prices and terms desired by agreement of ECO and FIRST UNITED ETHANOL, LLC. If the parties do not agree upon new prices and terms satisfactory to both parties within ten (10) days after such notice is given, ECO shall have the right to terminate the Agreement at the end of said ten (10) day period.

21.	Assignments This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by either party, without the express written consent of the other party, except the Parties may assign its right and duties under this Agreement in connection with the sale, merger, exchange or acquisition of all or substantially all of the assets or stock of each company and the Parties may assign their rights and duties under this Agreement to another company controlling, or controlled by, or under common control, without having to obtain the express written consent of the other party.
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22.	Governing Law This agreement is governed by and shall be construed under the laws of the State of Georgia.

23.	Damages and Timing of Claims The parties agree that neither party shall have the right to receive or collect punitive or exemplary damages from the other party. Any and all claims and actions arising out of or relating to this Agreement, the relationship between the parties, shall be commenced within one year from the discovery of the facts giving rise to any such claim or action, or such claim or action shall be barred; provided, however, that this time limitation shall not apply to any unperformed financial obligation of the parties. The parties understand that such time limit may be shorter than otherwise allowed by law. The parties agree that the owners, directors, officers, employees and agents of the parties and its affiliates shall not be personally liable nor named as a party in any action between the parties.

24.	Waiver of Jury Trial and Venue Recognizing the need to resolve disputes expeditiously, both parties expressly waive their right to a jury trial and agree that any dispute shall be submitted to the Superior Court of Mitchell County, Georgia for a bench trial. Venue for such actions shall be Mitchell County, Georgia

25.	Waiver No waiver, delay, omission or forbearance on the part of FIRST UNITED ETHANOL, LLC to exercise any right, option, duty or power arising from any default or breach by ECO shall affect or impair the rights of FIRST UNITED ETHANOL, LLC with respect to any subsequent default of the same or a different kind; nor shall any delay or omission of FIRST UNITED ETHANOL, LLC to exercise any right arising from any such default affect or impair FIRST UNITED ETHANOL, LLC’s rights as to such default or any future default.

26.	Severability If any term, restriction or covenant of this Agreement is deemed invalid or unenforceable, all other terms, restrictions and covenants and the application thereof to all persons and circumstances subject hereto shall remain unaffected to the extent permitted by law; and if any application of any term, restriction or covenant to any person or circumstance is deemed invalid or unenforceable, the application of such term, restriction or covenant to other persons and circumstances shall remain unaffected to the extent permitted by law.

27.	Relationship of the Parties It is the express intention of the parties hereto that ECO is and shall be an independent contractor under this Agreement and no partnership, joint venture, fiduciary relationship or other special relationship shall exist between ECO and FIRST UNITED ETHANOL, LLC. This Agreement does not constitute ECO as the agent, legal representative or employee of FIRST UNITED ETHANOL, LLC for any purpose whatsoever, and ECO is not granted any right or authority to assume or create any obligation for or on behalf of, or in the name of, FIRST UNITED ETHANOL, LCC or in any way to bind FIRST UNITED ETHANOL, LLC. ECO agrees not to incur or contract for any debt or obligation on behalf of FIRST UNITED ETHANOL, LLC, or commit any act, make any representation or advertise in any manner which may adversely affect any right of FIRST UNITED ETHANOL, LLC, or be detrimental to the good name and reputation of FIRST UNITED ETHANOL LLC.

28.	Entire Agreement This Agreement and any addendum, schedule or exhibit attached hereto contains the entire agreement between the parties hereto and no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, have been made or relied upon by the parties other than those set forth herein. No agreement altering, changing, waiving or modifying any of the terms and conditions of this Agreement shall be binding upon each party unless and until the same is made in writing and executed by all interested parties. This Agreement may not be amended or supplemented by a course of conduct.
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29.	Force Majeure No party shall be liable for any failure to perform any or all of the provisions of this agreement if and to the extent that performance has been delayed or prevented by reason of any cause beyond the reasonable control of such party. The expression “Cause beyond the reasonable control: shall be deemed to include, but not be limited to: acts, regulations, laws, or restraints imposed by any governmental body; wars, hostilities, sabotage, riots, or commotions; acts of God; or fires, frost, storms, or lightning.

30.	FEPO / PPPO FEUL and ECO will mutually agree to document each transaction through the completion of the FEPO and PPPO forms outlined in Exhibit D and Exhibit E.

30.	Counterparts

This Agreement may be signed in multiple counterpart copies, each of which will be deemed the original. DATED AND EXECUTED AS OF THIS 29th DAY OF December, 2006

FIRST UNITED ETHANOL, LLC

BY:	/s/ Anthony J. Flagg

Eco-Energy Inc.

BY:	/s/ Peter Nessler, Chief Operating Officer
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EXHIBIT A
Ethanol
ECO shall purchase 100% of the production of ethanol of FIRST UNITED ETHANOL, LLC’s plant on the following terms:
1.	ECO will pay Friday of each week for the shipments made by Friday of the previous week upon receipt of Invoice, Bill of Lading, Return Bill of Lading, and Certificate of Analysis. All paperwork for the previous week’s shipments must be received by 12:00 noon Sunday.

2.	FIRST UNITED ETHANOL, LLC is responsible for any and all of their local, state and federal tax liabilities.

3.	ECO will provide scheduling and marketing for ethanol produced.

4.	ECO will be responsible for receivables risk on ethanol.

5.	ECO reserves the right to refuse business to anyone due to credit and market risk

6.	FIRST UNITED ETHANOL, LLC shall meet or exceed all specifications for E-grade denatured fuel ethanol as well as any changes in fuel ethanol industry standards that might occur after the execution of this agreement. (EXHIBIT C)

7.	FIRST UNITED ETHANOL, LLC will keep ECO informed on production forecasts, as well as daily plant inventory balances.

8.	On all truck and rail shipments title and risk of loss of the ethanol will pass at the loading flange between the plant and the truck or railcar. Unless otherwise specified ECO is purchasing all ethanol on a FOB plant basis.

9.	FIRST UNITED ETHANOL, LLC will provide a minimum of 10 days storage on the FIRST UNITED ETHANOL, LLC site.

10.	FIRST UNITED ETHANOL, LLC must have meters that measure both gross and net 60 degrees Fahrenheit temperature corrected gallons.

11.	ECO shall deduct all unavoidable costs such as government tariffs or assessment fees, sales taxes, import/export handling fees, assessments, inspection fees, or any other that has been approved by the appropriate member of the board of directors.
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EXHIBIT B
ECO Transportation Services
1.	ECO and FIRST UNITED ETHANOL, LLC have mutually agreed to the number of railcars needed to service the Camilla, Georgia ethanol facility. Eco-Energy will agree to lease Fifty (50) railcars in the name of ECO for the plant. Eco-Energy will pass through these lease costs to FIRST UNITED ETHANOL, LLC for these (50) cars. FIRST UNITED ETHANOL, LLC can declare that ECO assume the lease cost of the Fifty (50) railcars secured with a Twelve (12) month notice. FIRST UNITED ETHANOL, LLC will lease One Hundred and Fifty (150) railcars for their Camilla, Georgia facility. These lease costs will also be for the FIRST UNITED ETHANOL, LLC account. Eco-Energy will maintain the responsibility of managing the entire rail fleet

2.	All lease charges will be passed through from ECO to FIRST UNITED ETHANOL, LLC upon receipt of invoice from the leasing company. ECO will make its’ best efforts to secure a rail fleet lease to service the FIRST UNITED ETHANOL, LLC’s facility. If ECO is able to secure a rail fleet lease, the terms of such lease will be mutually agreed upon between FIRST UNITED ETHANOL, LLC and ECO. ECO shall not be liable for any delay or disruption in FIRST UNITED ETHANOL, LLC’s project completion if they are not able to secure the rail fleet necessary to service the facility, for reasons such as, but not limited to, railcar market conditions or any other reason related to the leasing of railcars.

3.	Upon FIRST UNITED ETHANOL, LLC’s receipt of invoice from ECO the amount of the invoice will be subtracted from ECO’s next Friday payment to FIRST UNITED ETHANOL, LLC for Ethanol purchases unless otherwise communicated by FIRST UNITED ETHANOL, LLC that the amount of the invoice will be remitted by wire transfer within five (5) business days from invoice date.

4.	If this agreement is cancelled for any reason, FIRST UNITED ETHANOL, LLC will be responsible to take over all rail leases.

5.	ECO will negotiate rail rates in conjunction with FIRST UNITED ETHANOL, LLC.

6.	All rail contracts will be in the name of FIRST UNITED ETHANOL, LLC, or any name later chosen in the alternative.

7.	FIRST UNITED ETHANOL, LLC will invoice ECO for rail freight along with a copy of the actual railroad invoice. (This amount will be paid the following Friday upon receipt of invoice.)

8.	ECO will purchase all truck and railcar gallons on an FOB plant basis.

9.	ECO will supply trucks.

10.	ECO will have sales representation developing the local ethanol market within eight (8) weeks from the start of construction.
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ETHANOL MARKETING CONTRACT
GUARANTY
1. Guaranty. FC Stone, LLC (“Guarantor”) in recognition of the valuable working relationship that it has established with Eco-Energy, Inc. (“Eco”), in connection with the ethanol facility to be constructed in Camilla, Georgia by First United Ethanol, LLC, and in order to induce First United Ethanol, LLC to enter into the foregoing Ethanol Marketing Contract with ECO, hereby unconditionally and irrevocably guarantees to First United Ethanol, LLC the timely performance by ECO, of all of its payments and other obligations to First United Ethanol, LLC under the terms of the foregoing Ethanol Marketing Contract. This Guaranty cannot be amended, modified, revoked or terminated without the prior written consent of First United Ethanol, LLC and shall be governed by and shall be construed under the laws of the State of Florida.
2. Waivers. Guarantor waives:
(i) Any right it may have to require First United Ethanol, LLC to proceed against ECO, proceed against or exhaust any security held from ECO, or pursue any other remedy in First United Ethanol’s power to pursue;
(ii) Any defense based on any legal disability of ECO, any discharge or limitation of the liability of ECO to First United Ethanol, LLC, whether consensual or arising by operation of law or any bankruptcy, reorganization, receivership, insolvency, or debtor-relief proceeding, or from any other cause, or any claim that Guarantor’s obligations exceed or are more burdensome than those of ECO;
(iii) All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this and of the existence, creation, or incurring of new or additional indebtedness of ECO, and demands and notices of every kind;
(iv) Any defense based on or arising out of any defense that ECO may have to the payment or performance of the foregoing Ethanol Marketing Contract or any part of it; and
(v) All rights of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, all rights to enforce any remedy that First United Ethanol, LLC may have against ECO, and all rights to participate in any security now or later to be held by First United Ethanol, LLC for the foregoing Ethanol Marketing Contract.
3. Financial Condition. Guarantor assumes full responsibility for keeping informed of ECO’s financial condition and business operations and all other circumstances affecting ECO’s ability to pay and perform its obligations to First United Ethanol, LLC., and agrees that First United Ethanol LLC shall have no duty to disclose to Guarantor any information which First United Ethanol LLC may receive about ECO’s financial condition, business operations, or any other circumstances bearing on its ability to perform.
Peter Nessler-Vice President, Renewable Fuels
                    /s/ Peter Nessler
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EXHIBIT C
(Definitions)
Swaps and Exchanges / Entitlement
Any transaction entered into by Eco for the sale or other disposition of Ethanol purchased by Eco pursuant to this Agreement which is different than the transaction that Eco had originally established or entered into for the sale or other disposition of such Ethanol by Eco at the time Eco submitted its Purchase Order for such Ethanol to FUEL, and pursuant to which Eco obtains a net profit which is greater than the net profit that Eco would have obtained if Eco had sold such Ethanol in strict accordance with the original transaction.
Non-Deliveries
Any FEPO or PPPO that ECO and FUEL mutually agree upon would be contractual commitments on both parties. Non-performance on these contracts would equate to non-deliveries.
Regulatory Agencies
EPA would be an example of a regulatory agency that would require documentation of this contract.
Bill of Lading
Paperwork documenting each load of ethanol. Outlines volume, destination, and railcar/truck number, and specification
Return Bill of Lading
Paperwork that is submitted to the railroad documenting return shipping information of empty railcars
E- grade Denatured Ethanol
E-Grade ethanol is the accepted standard specification of ethanol production within the industry.
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EXHIBIT D
FIRST UNITED ETHANOL LLC FEPO 12-19-06-1
ECO-ENERGY, INC.
FIXED ETHANOL PURCHASE ORDER
Dated: December 28, 2006
     Eco-Energy, Inc. (“EEI”) hereby submits this Purchase Order for Ethanol to First United Ethanol LLC (“FUE”) pursuant to that certain Ethanol Purchase and Supply Agreement between EEI and FUE dated as of December 28, 2006 (as the same may be amended, the “Agreement”).
Aggregate Galls of Ethanol: + or –
Pick Up Dates for Ethanol Pick up:
Other:
Minimum Purchase Price for Ethanol: $___/GL FOB Camilla, GA (Less marketing fee)
Time Period for Acceptance of this Purchase Order (the “Acceptance Period”): Verbally Accepted by                                          (Please sign)
This Purchase Order is irrevocable for the Acceptance Period or until the time at which this Purchase Order becomes a Rejected Purchase Order as provided in the Agreement. EEI does not, however, have a binding obligation to purchase any Ethanol pursuant to this Purchase Order unless and until EEI enters into an agreement with a third party for the sale of the Ethanol by EEI to such third party.
This Purchase Order is subject to acceptance by FUE as provided in the Agreement and is otherwise tendered and made subject to and upon all of the terms and conditions of the Agreement.

ECO-ENERGY, INC.

By:
Name: Andy Sallee
Title: Chief Operating Officer
Date: December 28, 2006
E-Mail Address: andys@eco-energyinc.com
ACCEPTANCE OR REJECTION
     This Purchase Order is accepted/rejected (strike out and initial the one that does not apply) by First United Ethanol L.L.C., subject to and upon all of the terms and conditions of the Agreement

First United Ethanol LLC

By:
Name:
Title:

Date: , 20
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EXHIBIT E
FIRST UNITED ETHANOL LLC FEPO 12-19-06-1
ECO-ENERGY, INC.
POSTED PRICE ETHANOL PURCHASE ORDER
Dated: December 28, 2006
     Eco-Energy, Inc. (“EEI”) hereby submits this Purchase Order for Ethanol to First United Ethanol LLC (“FUE”) pursuant to that certain Ethanol Purchase and Supply Agreement between EEI and FUE dated as of December 28, 2006 (as the same may be amended, the “Agreement”).
1.	Maximum Aggregate Gallons of Ethanol:

2.	Pick Up Dates for Ethanol:
Other:
3.	Minimum Purchase Price for Ethanol (the “Posted Price”): $ per GL — FOB Camilla, GA (Less mktg fee)

4.	Time Period Over Which the Posted Price Will Be Effective (the “Posted Price Sales Period”): Through 5:00 PM CST.

5.	Time Period for Acceptance of this Purchase Order (the “Acceptance Period”): Verbally accepted by
This Purchase Order is irrevocable for the Acceptance Period or until the time at which this Purchase Order becomes a Rejected Purchase Order as provided in the Agreement. EEI does not, however, have a binding obligation to purchase any Ethanol pursuant to this Purchase Order unless and until EEI enters into an agreement with a third party for the sale of the Ethanol by EEI to such third party during, and for pick-up by EEI during, the Posted Price Sales Period.
This Purchase Order is subject to acceptance by FUE as provided in the Agreement and is otherwise tendered and made subject to and upon all of the terms and conditions of the Agreement.

ECO-ENERGY, INC.

By:
Name: Andy Sallee
Title: Chief Operating Officer
Date: December 28, 2006
E-Mail Address: andys@eco-energyinc.com
ACCEPTANCE OR REJECTION
     This Purchase Order is accepted/rejected (strike out and initial the one that does not apply) by First United Ethanol L.L.C., subject to and upon all of the terms and conditions of the Agreement

First United Ethanol LLC

By:
Name:
Title:

Date: , 20
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Ethanol Specification Standards

		Specification Limit
Property	Test Method	Magellan

Apparent Proof, 60F	Hydrometer	min. 200
		max. 203

Fuel Ethanol Content, volume %	ASTM D5501	min. 95
		max. 98 excluding water

Ethanol, volume %	ASTM D5501	min. 92.1%

Methanol, volume %	ASTM D5501	max. 0.5

Denaturant Content, volume %		min. 1.96%
		max. 4.74

Water, mass%	ASTM E-203 or E-1064	max. 0.82*

Solvent Washed Gum, mg/100ml	ASTM D381	max 5

Inorganic Chloride, mg/L	ASTM D512 Proc. C	max. 32

Copper Content, mg/kg	ASTM D1688 Method A	max. 0.08

Acidity, mass%	ASTM D1613	max. 0.007

pHe	ASTM D6423	min. 6.5
		max. 9.0

Appearance		Visibly free of suspended and/or settled contaminants. (Clear & Bright)

Sulfur, ppm max	ASTM D5453-93	10

Sulfate, ppm max	ASTM D5827	1.00
	ASTM D6174 mod.
	ADM Proprietary

Benzene, vol% max	ASTM D5580-95 - Test results of a sample of the denaturant multiplied by 0.0476	0.06

Olefins, vol% max	ASTM D6550-00 - Test results of a sample of the denaturant multiplied by 0.0476	0.5

Aromatics, vol% max	ASTM D5580-95 - Test results of a sample of the denaturant multiplied by 0.0476	1.7

California Denaturant Standards

		Specification Limit
Property	Test Method	Magellan

Benzene, vol% max	ASTM D5580-95	1.1

Olefins, vol% max	ASTM D6550-00 (modified)	10

Aromatics, vol% max	ASTM D5580-95	35

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